As filed with the Securities and Exchange Commission on March 25, 1998
                                                      Registration No. 333-14539
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC. 20549
                             ---------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                                  ON FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SKYMALL, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                             5961                   86-0651100
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification No.)

                              1520 East Pima Street
                             Phoenix, Arizona 85034
                                 (602) 254-9777
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                ROBERT M. WORSLEY
                                    President
                                  SkyMall, Inc.
                              1520 East Pima Street
                             Phoenix, Arizona 85034
                                 (602) 254-9777
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

  Christopher D. Johnson, Esq.                  Christine A. Aguilera, Esq.
Squire, Sanders & Dempsey L.L.P.          Vice President of Business Development
     40 North Central Avenue                   General Counsel and Secretary
     Phoenix, Arizona 85004                            SkyMall, Inc.
         (602) 528-4000                            1520 East Pima Street
                                                   Phoenix, Arizona 85034
                                                       602-254-9777


Approximate date of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.
---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

--------------------------------------------------------------------------------
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 25, 1998
PROSPECTUS

                                 744,000 Shares

                                  SKYMALL, INC.
                                  Common Stock

     This Prospectus relates to the sale (the "Offering") of 744,000 shares of common stock, $.001 par value per share (the "Common Stock"), of SkyMall, Inc., a Nevada corporation ("SkyMall" or the "Company"), which are held by certain shareholders of the Company (the "Selling Securityholders"). The Company issued 564,000 shares of the Common Stock to the Selling Securityholders upon conversion of a series of 6% Dividend Paying Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock") issued by the Company on October 11, 1996 and converted upon effectiveness of the Company's initial underwritten public offering on December 11, 1996. The remaining 180,000 shares of Common Stock are issuable upon the exercise of certain warrants (the "Warrants") issued by the Company to the Selling Securityholders in October 1996. The Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. See "Plan of Distribution" and "Selling Securityholders."

     The distribution of the shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on one or more exchanges, in the over-the- counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

     The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     None of the proceeds from the sale of the shares of Common Stock offered hereby will be received by the Company; however, the Company will receive proceeds from the exercise, if any, of the Warrants. Substantially all of the expenses in connection with the registration of the Common Stock will be borne by the Company, except for any underwriter's, brokers' and dealers' commissions and/or discounts. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "SKYM." On March 19, 1998 the last reported bid price for the Common Stock as reported on the Nasdaq -National Market was $4.5625.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                   STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                            ANY REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL
                                    OFFENSE.

                             ----------------------


                  The date of this Prospectus is March 25, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov.

     The Company has filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1997; (v) the Company's Information Statement dated April 11, 1997 filed pursuant to Section 14 of the Exchange Act; and (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act, dated October 30, 1996. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any document incorporated herein by reference, (not including exhibits to the document that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to General Counsel, SkyMall, Inc., 1520 East Pima Street, Phoenix, Arizona 85034, telephone (602) 254-9777.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information incorporated by reference into this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, incorporated by reference into this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                   The Company

     SkyMall, Inc. ("SkyMall" or the "Company"), the largest in-flight catalog company in the United States, makes high-quality products and services available to more than 400 million airline passengers per year. The Company markets and sells a broad selection of premium merchandise provided by participating merchants, including major catalog companies and specialty retailers, such as Brookstone(R), Frontgate(R), Hammacher Schlemmer, Norm Thompson(R)/Solutions(R), The Sharper Image(R) and the Wine Enthusiast(TM). The merchandise of each participating merchant is presented in a separate section of the SkyMall catalog to allow browsing from "store to store," providing the convenience and variety of an upscale shopping mall environment. Substantially all of the merchandise sold by the Company is shipped directly to customers by participating merchants, thus avoiding significant inventory risk. The Company has exclusive agreements to place its catalogs in aircraft seat pockets on 16 airlines, which carried approximately 70 percent of all domestic passengers in 1997, including America West, Continental, Delta, Southwest, TWA, United and US Airways. As a result, the Company believes the SkyMall catalog is available to over approximately 1.1 million domestic airline passengers each day. The Company has experienced substantial growth since it restructured operations in 1994. Total revenues have increased from approximately $30.3 million in 1994 to approximately $60.8 million in 1997, for a compound annual growth rate of 26 percent. The Company's revenue per passenger enplanement on flights carrying the SkyMall catalog increased from approximately $0.06 in 1994 to approximately $0.11 in 1997, for a compound annual growth rate of 22 percent.

     The Company's foundation is built on its relationships with its customers, airline, and merchant partners. The Company's customers enjoy the convenience of being able to shop for a wide variety of innovative products while traveling. The Company offers a no mark-up, fair price guarantee under which the Company will refund the price difference if the customer finds the same item advertised elsewhere at a lower price. In order to enhance the ongoing appeal of its product offerings, the Company produces four new catalogs per year. The Company maintains a toll free 24-hour telephone ordering service (from air and ground phones), and an in-house staff of customer service representatives who are trained to provide exemplary service in order to build strong customer loyalty and increase revenue from repeat and referral business.

     In exchange for placement of its catalogs in aircraft seat pockets, the Company pays each airline partner a monthly commission based on net merchandise revenues generated by the Company from sales to that airline's passengers. Some of the Company's airline agreements also require payment of minimum monthly fees. The Company's airline partners benefit from additional revenue and from being able to enhance the in-flight experience of their passengers by providing the Company's catalog as an additional amenity.

     Participating merchants obtain exposure for their products and services to a demographically diverse group of potential customers with strong economic profiles, generate additional revenues and acquire new customers to add to their own proprietary mailing lists. Under contracts with participating merchants, the Company earns percentages of revenues generated by the Company's sales, placement fees for inclusion of the merchants' products in the SkyMall catalog, or a combination thereof. The SkyMall catalog typically features over 60 participating merchants.

     The Company's principal executive offices are located at and its mailing address is 1520 East Pima Street, Phoenix, Arizona 85034. The telephone number of the Company is (602) 254-9777.

                                  THE OFFERING


Securities Offered Hereby............. 744,000 shares of Common Stock.

Common Stock Outstanding as of
  March 25, 1998...................... 8,489,600 shares.  (1)

Use of Proceeds....................... None of the proceeds of this Offering will be received by the Company; however, the Company will receive proceeds from the exercise, if any, of the Warrants. See "Use of Proceeds."

Risk Factors.......................... The securities offered hereby involve a high degree of risk.  See "Risk Factors."

Nasdaq National Market Symbol......... "SKYM"


---------------------
(1) Does not include (i) 639,848 shares of Common Stock issuable upon exercise of outstanding stock options issued pursuant to the Company's stock option plans (ii) an additional 110,152 shares of Common Stock reserved for issuance pursuant to future awards granted under such stock option plans,
     (iii) 200,000 shares of Common Stock issuable by the Company upon the exercise of a warrant granted to the underwriter in connection with its initial  public  offering  of  Common  Stock  in  December,  1996  which is exercisable  at $9.60 per  share.  (iv)  100,000  shares  of  Common  Stock issuable by the Company upon the exercise of a warrant issued to outside consultants, which is exercisable at $8.00 per share, (v) 58,824 shares of Common Stock issuable by the Company upon the exercise of a warrant issued to a vendor, which is exercisable at $8.00 per share, and (vi) 180,000 shares of Common Stock issuable by the Company upon the exercise of warrants issued to preferred shareholders in connection with the Company's 1996 Private Placement, which are exercisable at $8.00 per share.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. Prospective investors, prior to making an investment in the securities, should carefully consider the following risk factors, among others, relating to the Company and this Offering.

LIMITED HISTORY OF PROFITABLE OPERATIONS; NO ASSURANCE OF CONTINUED
PROFITABILITY

     The Company commenced operations in late 1990, however, prior to fiscal 1995 the Company incurred substantial losses. There can be no assurance that the Company's operations will remain profitable.

NO ASSURANCE OF CONTINUED GROWTH

     Since its inception, SkyMall has rapidly expanded its operations, growing from total revenues of $0.02 million in 1990 to total revenues of $60.8 million in 1997. The Company's continued growth will depend to a significant degree on its ability to increase revenue per passenger, broaden its customer base by entering into relationships with new domestic and foreign airlines, and implement other programs that increase the circulation of the SkyMall catalog. The Company's ability to implement its growth strategy will also depend on a number of other factors, many of which are or may be beyond the Company's control, including (i) the ability of the Company to select products for its catalog that appeal to its customer base, (ii) sustained or increased levels of airline travel, particularly in domestic airline markets, (iii) the continued perception by participating merchants that the Company offers an effective marketing channel for their products and services, (iv) the Company's ability to attract, train and retain qualified employees and management, and (v) the continued profitability of existing operations. There can be no assurance that the Company will be able to successfully implement its growth strategy or that its planned expansion will be profitable.

DEPENDENCE ON AIRLINE RELATIONSHIPS

     The Company's business depends significantly on its relationships with airlines and its ability to have its catalogs placed on a substantial portion of domestic airline flights. The Company's agreements with its airline partners typically have one-year terms, but generally permit the airline to terminate the relationship on 60 to 180 days' advance notice. There can be no assurance that the Company's airline partners will continue their relationships with the Company and the loss of one or more of the Company's significant airline partners could have a material adverse affect on the Company's financial condition and results of operations.

INCREASES IN PAPER COSTS AND AIRLINE FUEL PRICES

     The cost of paper used to print the Company's catalogs and the fees paid to airlines to reimburse them for the increased fuel costs associated with carrying the Company's catalogs are significant expenses of the Company's operations. Historically, paper and airline fuel prices have fluctuated significantly from time to time. Prices in the paper market remain volatile and the Company anticipates that its paper costs will increase in 1998 in comparison to 1997. Any significant increases in paper or airline fuel costs reimbursable by the Company could have a material adverse effect on the Company's financial condition and results of operations.

CREDIT RISK

     Some participating merchants agree to pay a placement fee to the Company for inclusion of their merchandise in the SkyMall catalog. The Company records an account receivable from the merchant for the placement fee ratably for each month of the catalog issue. In some cases, the Company collects the placement fee either from the merchant or by withholding it from amounts due to the merchant for merchandise sold. To the extent that the placement fee receivable exceeds the sales of the merchant's products and the merchant is unable or unwilling to pay the difference to the Company, the Company may experience credit losses which could have a material adverse effect on the Company's financial condition and results of operations.

COMPETITION

     From time to time, competitors, typically other catalog retailers, have attempted to secure contracts with airlines to offer merchandise to their passengers. In 1997, Northwest Airlines began offering a merchandise catalog to its customers through a competitor of the Company. Various international airlines also offer merchandise catalogs to their passengers through competitors of the Company. The Company also faces competition for customers from airport-based retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than the Company. In addition, the Company competes for customers with other in-flight marketing media, such as airline-sponsored in-flight magazines and airline video programming. All of the products and services offered by the Company can also be found in other retail stores and catalogs.

RELIANCE ON INFORMATION AND TELECOMMUNICATIONS SYSTEMS

     The  Company   processes  a  large  volume  of  relatively   small  orders.
Consequently, the Company's success depends to a significant degree on the effective operation of its information and telecommunications systems. Any extended failure of the Company's information and telecommunications systems could have a material adverse effect on the Company's financial condition and results of operations.

YEAR 2000 COMPLIANCE

     Many software programs use only two digits to identify the year in the date field. If such programs are not corrected, date data concerning the Year 2000 could cause many computer applications to fail, lock-up or generate erroneous results. The Company has committed personnel and resources to resolve potential Year 2000 issues, and is in the process of identifying and assessing its mission-critical systems related to the Year 2000. Although the Company plans to address Year 2000 issues with respect to its mission-critical internal systems in sufficient time prior to the century rollover, there can be no assurance that there will not be interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. There can also be no assurance that there will not be interruption of operations as a result of potential limitations of systems of the parties with whom the Company has relationships for product fulfillment and distribution. The Company is currently assessing the cost to remediate its Year 2000 issues. Although the actual cost to remediate these issues is not yet fully known, based upon information to date, it is not expected that the remediation will have a material impact on the Company's financial condition or operating results.

SEASONALITY

     The Company's business is seasonal in nature, with its sales peak typically occurring during the holiday selling season of the fourth quarter. During 1997, approximately 40 percent of the Company's net merchandise sales were generated in the fourth quarter. Any substantial decrease in sales for the fourth quarter could have a material adverse effect on the Company's results of operations.

PRODUCT LIABILITY

     The Company's catalog typically features over 1,250 products and services from more than 60 participating merchants. Generally, the Company's agreements with its participating merchants require the merchants to indemnify the Company for any losses arising from product liability claims made by customers, including the costs of defending any such claims, and to carry product liability insurance that names SkyMall as an additional insured. In addition, the Company maintains product liability insurance in the aggregate amount of $2.0 million and $1.0 million per occurrence. To the extent that a merchant was unable or unwilling to indemnify the Company as required, and any such losses exceeded the Company's insurance coverage or were not covered by the Company's insurer, the Company's financial condition and results of operations could be materially adversely affected.

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the services of Robert M. Worsley, its chairman, president and chief executive officer, and on the services of certain other executive officers. The loss of Mr. Worsley's services or of the services of certain other executive officers could have a material adverse effect on the Company.

CONTROL BY SHAREHOLDER

     As of March 12, 1998, Mr. Worsley and his wife (the "Worsleys") own and have options to purchase approximately 63.2% of the Company's outstanding Common Stock. Accordingly, the Worsleys have the ability to significantly influence the affairs of the Company and matters requiring a shareholder vote, including the election of the Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company, and the sale of all or substantially all of the Company's assets. The voting power of the Worsleys may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

     This Prospectus contains  forward-looking  statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding, among other items, the Company's growth strategy and anticipated trends in the Company's business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control.

Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. The Company undertakes no obligation to publicly update or revise any of the forward- looking statements contained herein.

                             SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Securityholder, including shares issuable upon exercise of the Warrants, as of March 12, 1998. Except as indicated in the footnotes to this table, none of such Selling Securityholders has a material relationship with the Company. Except as indicated in the footnotes to this table, the Company believes that the persons named in the following table have sole voting and investment power with respect to the respective shares of Common Stock set forth opposite their names. The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below or their nominees.

                                           Shares Beneficially                Shares Beneficially
                                           Owned Prior to the      Number       Owned After the
                                                 Offering         of Shares         Offering
                                           -------------------     Offered    -------------------
                                                                  ---------
Name                                        Number      Percent                Number    Percent(1)
----                                       ---------    -------               ---------  ----------
Robert M. and Christi Worsley (2)........  5,368,334      63.2%       3,720   5,364,614       63.2%
David A. Wirthlin (3)....................     68,562         *        3,720      64,962          *
Martin F. Smith (4)......................     64,055         *        4,960      64,055          *
Thomas J. Litle (5)......................     29,000         *       24,800       8,000          *
Lyle R. Knight (6).......................     32,800         *       24,800       8,000          *
Andrea Fox (7)...........................      1,240         *        1,240           0          0
David Anfang, M.D........................      6,200         *        6,200           0          0
American High Growth Equities
  Retirement Trust.......................     55,800         *       55,800           0          0
Gary Bielfeldt...........................     24,800         *       24,800           0          0
Richard R. Blue..........................     12,400         *       12,400           0          0
James A. Buck and Martha Buck, Trustees
  of the James and Martha Buck Family
  Trust..................................      6,200         *        6,200           0          0
Christine Cheney.........................      1,240         *        1,240           0          0
Continental Stock Transfer & Trust
  Company (8)............................      6,200         *        6,200           0          0
Ditta Limited Partnership................     49,600         *       49,600           0          0
Mark Folk................................      6,200         *        6,200           0          0
Donald L. and Elizabeth Fones............     12,400         *       12,400           0          0
Brian Gell...............................      6,200         *        6,200           0          0
Alan E. Grotenstein......................      6,200         *        6,200           0          0
Keith Gulledge...........................      6,200         *        6,200           0          0
James and Teresa Hara....................     18,600         *       18,600           0          0
Hi-Tel Group, Inc........................      6,200         *        6,200           0          0
Holistica International, Ltd.............      6,200         *        6,200           0          0
Mohammed & Hasina Hossain................      6,200         *        6,200           0          0
Inveski Ltd..............................     55,800         *       55,800           0          0
Varugheshe & Leela Jacob.................      6,200         *        6,200           0          0
Neal T. Jansen...........................     12,400         *       12,400           0          0
Raj G. Kansal............................      6,200         *        6,200           0          0
Michael R. Klein.........................     12,400         *       12,400           0          0

                                           Shares Beneficially                Shares Beneficially
                                           Owned Prior to the      Number       Owned After the
                                                 Offering         of Shares         Offering
                                           -------------------     Offered    -------------------
                                                                  ---------
Name                                        Number      Percent                Number    Percent(1)
----                                       ---------    -------               ---------  ----------
O. James & Karen Klein (9)...............     66,935         *       12,400      54,135          *
Manohar & Gopaldas Mahtani...............      6,200         *        6,200           0          0
Michael & Shoshana Margolin..............      6,200         *        6,200           0          0
Kenneth Mastrilli........................     12,400         *       12,400           0          0
Sandy & Manuel Mayerson..................      6,200         *        6,200           0          0
Michael A. McKee.........................     12,400         *       12,400           0          0
Richard G. Morris........................      6,200         *        6,200           0          0
Melvin L. & Betty H. Mouton Family
  Living Trust...........................      6,200         *        6,200           0          0
Omotsu Holdings Ltd......................     21,080         *       21,080           0          0
Richard H. & Mary O'Riley Trust..........     12,400         *       12,400           0          0
Charumati Patel..........................      6,200         *        6,200           0          0
Kala C. & Chandu V. Patel................      6,200         *        6,200           0          0
Natu & Daksha Patel......................      6,200         *        6,200           0          0
Rajni R. & Shobhana R. Patel.............     12,400         *       12,400           0          0
Summant L. & Laxmi Patel.................     12,400         *       12,400           0          0
James Lee Perkins........................     18,600         *       18,600           0          0
Esther Purjes............................     24,800         *       24,800           0          0
Dr. Sanjeeva Rao.........................      6,200         *        6,200           0          0
Sandeep Diamond Corp.....................     12,400         *       12,400           0          0
James Scibelli...........................     55,800         *       55,800           0          0
Norman Shapiro...........................     12,400         *       12,400           0          0
Fredda Sheib.............................     12,400         *       12,400           0          0
Six L. Properties L.P....................     12,400         *       12,400           0          0
David Soucek & Joseph Soucek.............     12,400         *       12,400           0          0
Frank Stella.............................     12,400         *       12,400           0          0
Leonard Vitullo..........................      6,200         *        6,200           0          0
John Worsley.............................      1,240         *        1,240           0          0
Jay S. Youngerman........................     12,400         *       12,400           0          0
Muhammed S. Yousuf.......................      6,200         *        6,200           0          0

--------------
* Less than 1%.
(1) Percentages are based upon 8,489,600 shares of the Company's Common Stock outstanding as of March 12, 1998.
(2) Mr. Worsley is the President and Chief Executive Officer of the Company and is a member of the Company's Board of Directors.
(3) Mr. Wirthlin was the Chief Financial Officer and Secretary of the Company until August 1997.
(4)  Mr. Smith is a Vice President of the Company.
(5)  Mr. Litle is a member of the Company's Board of Directors.
(6)  Mr. Knight is a member of the Company's Board of Directors.
(7)  Ms. Fox was a Vice President of the Company until February 1997.
(8) Continental Stock Transfer & Trust Company is the Company's stock transfer agent and registrar.
(9)  Mr. Klein is a former employee and consultant of the Company.

                                 USE OF PROCEEDS

     None of the proceeds of the sale of the shares of Common Stock offered hereby will be received by the Company; however, the Company will receive proceeds from the exercise, if any, of the Warrants. Assuming that all of the Warrants are exercised, the net proceeds to the Company are estimated to be approximately $1,440,000. The proceeds received upon exercise of the Warrants will be allocated to the Company's working capital for its operations.


                         DETERMINATION OF OFFERING PRICE

     An aggregate of 180,000 of the 744,000 shares of Common Stock offered hereby are issuable upon the exercise of the Warrants. The terms of the Warrants provide that the per share exercise price shall be $8.00 per share. The subsequent sale of the Common Stock received upon the exercise of the Warrants and the sale of the remaining 564,000 shares of Common Stock currently outstanding will be determined by the respective holders of such Common Stock and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.


                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of any of the shares of Common Stock offered hereby (the "Offered Securities") by the Selling Securityholders; however, the Company will receive proceeds from the exercise, if any, of the Warrants. The Offered Securities may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Offered Securities may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Offered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Offered Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Offered Securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell Offered Securities short and redeliver the Offered Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Offered Securities, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Securityholders may also loan or pledge Offered Securities to a broker-dealer and the broker-dealer may sell the Offered Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged Offered Securities pursuant to this Prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     All costs, expenses and fees in connection with the registration of the Offered Securities will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Offered Securities will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Offered Securities against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Securities may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of up to five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of the Company's securities by the Selling Securityholders.

                            DESCRIPTION OF SECURITIES

     For a  description  of  the  Company's  Common  Stock,  see  the  Company's
Registration Statement on Form 8-A dated October 30, 1996, filed with the Commission and incorporated by reference into this Prospectus.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

     The audited financial statements of the Company as of and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

=============================================     =============================================
  No dealer, salesperson  or other person has
been  authorized  to give any  information or
to  make any representation  other than those
contained in this Prospectus and, if given or
made,  such   information  or  representation
must  not  be  relied  upon  as  having  been
authorized by the Company or any Underwriter.
This Prospectus does not  constitute an offer
to sell or a  solicitation of an offer to buy
any  of  the  securities  offered  hereby  by
anyone  in  any  jurisdiction  in  which such                      SKYMALL, INC.
offer or solicitation is not authorized or in
which  the  person   making   such  offer  or
solicitation  is not qualified to do so or to
any  person to  whom it is  unlawful to  make
such    offer   or   solicitation   in   such
jurisdiction.   Neither  the delivery of this
Prospectus  nor  any   sale   made  hereunder
shall, under any  circumstances,  create  any
implication  that  the  information herein is                     744,000 Shares
correct  as of  any  time  subsequent  to the                      Common Stock
date hereof or that  there has been no change
in the affairs of the Company since such date.


           -----------------


           TABLE OF CONTENTS
                                                                    ----------
                                     Page                           PROSPECTUS
                                     ----                           ----------

Available Information.................. 2
Incorporation of Certain Documents
  By Reference......................... 2
Prospectus Summary..................... 4
The Offering........................... 6
Risk Factors........................... 7
Selling Securityholders................11
Use of Proceeds........................13
Determination of Offering Price........13
Plan of Distribution...................13
Description of Securities..............14
Legal Matters..........................14                         March 25, 1998
Experts................................14

=============================================     =============================================

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the offering other than commissions and discounts, of any.


SEC Registration Fee................................................ $   2,169 *
NASD Filing Fee.....................................................       837 *
Nasdaq Listing Fee..................................................     9,509 *
Legal Fees and Expenses.............................................     2,000
Accounting Fees and Expenses........................................     2,000
Printing and Engraving Expenses.....................................     1,000
Blue Sky Fees and Expenses..........................................    19,520 *
Miscellaneous.......................................................     2,000
                                                                     ---------
     Total.......................................................... $  39,035
                                                                     =========
*Previously incurred and paid.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles 11 and 12 of the Company's Articles of Incorporation provide as follows:

     1. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment or modification.

     2. The Corporation shall indemnify, defend and hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer, director, employee or agent of the Corporation, to the fullest extent allowed pursuant to Nevada law.

ITEM 16.  EXHIBITS


Exhibit                                                          Page Number or
Number                     Description                          Method of Filing
-------                    -----------                          ----------------

      4   Form of Common Stock Certificate..................           *
      5   Opinion re: legality of the securities
            being registered................................           *
   23.1   Consent of Accountants............................           **
   23.2   Consent of Counsel................................       See Exhibit 5
   24     Powers of Attorney................................  See Signature Page

---------------
* Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-14539).
**   Filed herewith.


ITEM 17.  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act that is incorporated by reference into this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.   The   undersigned   Registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on March 25, 1998.

                                    SKYMALL, INC.
                                    a Nevada Corporation


                                    By:  /s/Robert M. Worsley
                                         ------------------------------------
                                         Robert M. Worsley
                                         Chairman of the Board, President and
                                         Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitute and appoint ROBERT M. WORSLEY and ALLEN R. WESTERGARD, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments (including any amendments pursuant to Rule 462(b) to this Form S-3 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                       Title                          Date
       ---------                       -----                          ----

/s/Robert M. Worsley          Chairman of the Board,              March 25, 1998
--------------------------    President and Chief Executive
Robert M. Worsley             Officer (Principal Executive
                              Officer)


/s/Allen R. Westergard        Vice President of Finance, Chief    March 25, 1998
--------------------------    Financial Officer and Treasurer
Allen R. Westergard           (Principal Financial and
                              Accounting Officer)

/s/Alan C. Ashton             Director                            March 25, 1998
--------------------------
Alan C. Ashton

/s/Lyle R. Knight             Director                            March 25, 1998
--------------------------
Lyle R. Knight

/s/Thomas J. Litle            Director                            March 25, 1998
--------------------------
Thomas J. Litle

/s/Randy Petersen             Director                            March 25, 1998
--------------------------
Randy Petersen